UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2005

Alico, Inc.

    Florida                                       0-261                59-0906081
(State of other jurisdiction                       (Commission           (IRS Employer
of incorporation)                                File Number)         Identification No.)

P.O. Box 338, La Belle, FL                                                  33975
(Address of principal executive offices)                                       (Zip Code)

Registrant's telephone number, including area code: (863) 675-2966

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Incorporated by reference is a press release issued by the Registrant on February 24, 2005, attached as Exhibit 99.1, announcing the appointment of Gregory T. Mutz and Lee Caswell to the Company’s Board of Directors, the retirement of current Board member, President and Chief Executive Officer W. Bernard Lester as of February 28, 2005, and the appointment of John R. Alexander, Chairman, as Chief Executive Officer.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1 - Press release announcing appointment of new Directors and appointment of Chief Executive Officer dated February 24, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC .

Date:  February 24, 2005                                        By:  /s/ W. Bernard Lester
                                                                   W. Bernard Lester
                                                                 President and Chief Executive Officer

Exhibit 99.1

NEWS RELEASE
February 24, 2005

National Circuit
La Belle, Florida

ALICO NAMES TWO NEW DIRECTORS TO ITS BOARD OF DIRECTORS AND APPOINTS JOHN R. ALEXANDER TO SERVE AS ACTING CHIEF EXECUTIVE OFFICER

LaBelle, Fla., February 24, 2005.  Alico, Inc., (Nasdaq: ALCO) ) an agribusiness company operating in Central and Southwest Florida with real-estate holdings of approximately 141,000 acres, announced today that Gregory T. Mutz and Lee Caswell have been elected to the Company’s Board of Directors. John R. Alexander, Chairman of Alico, stated that "I am pleased that the Corporation was able to secure Mr. Mutz and Mr. Caswell to serve on the Board. They are both experienced professionals who will bring valuable areas of expertise to the Board." The appointments were made to insure that a quorum of the Board would be present after the recent resignation of five directors and the previously announced retirement of W. Bernard Lester at the end of February. Mr. Alexander further noted that the Company had submitted a plan to the Nasdaq Stock Market pursuant to which it will through its Nominating Committee seek to fill the remaining vacancies on its Board and recommend a slate of directors for election at the 2005 Annual Meeting in order to bring the Company back into compliance with the Nasdaq rules relating to Independent Directors.

The Board of Alico also announced that it had appointed Mr. John R. Alexander to serve as acting Chief Executive Officer beginning March 1, 2005 following the retirement of W. Bernard Lester on February 28, 2005. Mr. Alexander will serve until the full Board elected by the Shareholders considers the issue of management succession following Mr. Lester’s retirement. Mr. Alexander previously held the office of Chief Executive Officer of the Company between February and June of 2004 when he voluntarily relinquished that position and nominated Mr. Lester to replace him.

Gregory T. Mutz is Chairman of the Board and CEO of AMLI Residential Properties Trust (NYSE:AML), a successor company to AMLI Realty Co., which he co-founded in 1980.  Mr. Mutz is also the Lead Trustee of the ABN-AMRO Alleghany Family of Mutual Funds; Genesis Financial Services, a credit analytics company; and ClinTell, Inc., a clinical medical research company. Mr. Mutz serves on the Board of the National Multi Family Housing Council and serves on the University of Michigan Law School Campaign Steering Committee. Prior to founding AMLI, Mr. Mutz was an officer with White, Weld & Co., Incorporated, a New York investment-banking firm (1976-1978) and was associated with the Chicago law firm of Mayer, Brown, Rowe & Maw (1973-76). He received a B.A. from DePauw University in 1967 and a J.D. from the University of Michigan Law School in 1973.  Mr. Mutz served as an infantry lieutenant in Vietnam from 1968 to 1969.

Mr. Caswell, who is the son-in-law of Mr. John R. Alexander, is currently employed by PC Management Company Inc.; a Development and Management company for mid-rise and high-rise office properties in Atlanta, GA. Previously, he operated Caswell & Associates, Inc., a developer of single-family communities. Mr. Caswell’s experience in the real-estate arena extends from his tenure with AMLI Residential Properties, a developer of apartment communities in Atlanta, GA. and as a land acquisition manager at NTS Development Corporation in Louisville, KY, where he acquired land tracts for office, industrial, retail, and multi-family developments in the southeastern U.S. Prior to these positions Lee worked as an appraiser of commercial and residential properties at Merrill Lynch Commercial Real Estate. Mr. Caswell Graduated from Furman University in 1982.

About Alico, Inc.

Alico, Inc. is an agribusiness company operating in Central and Southwest Florida. The Company owns approximately 141,000 acres of land located in Collier, Hendry, Lee and Polk Counties. The Company is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane and sod production, and forestry. The Company also leases land for farming, cattle grazing, recreation, and oil exploration.

For further information contact:
W. Bernard Lester
La Belle, Florida
(863) 675-2966